UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2011

Carter Validus Mission Critical REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-165643 (1933 Act)	27-1550167

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2011, Carter/Validus Operating Partnership, LP (“CVOP”), the operating partnership of Carter Validus Mission Critical REIT, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with 3300 Essex, L.P., a Texas limited partnership, which is not affiliated with the Company, its advisor or its affiliates (the “Seller”), for the purchase of 100% of the Seller’s interest in an approximately 20,000 square foot net leased data center, (the “Data Center Property”). The terms of the Purchase and Sale Agreement provide for a purchase price of $28,940,000, plus closing costs.

The Purchase and Sale Agreement provides for (i) a due diligence period from April 28, 2011 through May 31, 2011; (ii) an initial earnest money deposit of $500,000, which will be applied towards the purchase price on the completion of the acquisition of the Data Center Property; (iii) a right to terminate the Purchase and Sale Agreement, in CVOP’s sole discretion, at any time prior to the expiration of the due diligence period; (iv) if the Purchase and Sale Agreement is terminated prior to the expiration of the due diligence period, the initial earnest money deposit will be refunded to CVOP; and (v) an anticipated closing date of June 30, 2011. The Purchase and Sale Agreement also contains customary covenants, closing conditions, representations and warranties, and indemnification provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT, Inc.

Dated: May 4, 2011	By:	/s/ Todd M. Sakow
		Name:	Todd M. Sakow
		Title:	Chief Financial Officer